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Filed Pursuant to Rule 433
Dated August 13, 2007
Registration Statement No. 333-144251

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LanOptics Ltd. LanOptics Presentation For Q2 2007
Date: August 14, 2007

LANOPTICS

EZCHIP
NP-1
47P0478 P
20765100
IBM93 C09041CS

EZCHIP
NP-2
Taiwan

Aug 2007

High-speed Network Processors

LanOptics

Safe Harbor Statement

This presentation contains forward-looking statements within the meaning of the Private
Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical facts and may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events.  There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-
looking statements.  Those factors include, but are not limited to, the impact of competitive products, product demand and market acceptance risks, customer order cancellations, reliance on key strategic alliances, fluctuations in operating results, delays in development of highly-
complex products and other factors indicated in LanOptics’ filings with the Securities and
Exchange Commission (SEC).  For more details, please refer to LanOptics’ SEC filings, including its Annual Report on Form 20-F for the year ended December 31, 2006 and its
Current Reports on Form 6-K.  We and LanOptics undertake no obligation to update forward-
looking statements to reflect subsequent occurring events or circumstances, or to changes in our expectations, except as may be required by law.

LanOptics Overview

LanOptics (Nasdaq: LNOP), through 78% stake in EZchip, is a leading fabless semiconductor company

Provides high-speed, highly-integrated, Network Processors

NP-1: shipping since 2003

NP-2: shipping since second half of 2006

NP-3: first version sampled in Q2 2007

NP-4: in design, expected to sample in 2008

115 design wins to date, many from tier-1 networking OEMs

Focus on the fast growing Carrier Ethernet Switches and Routers (CESR)

CESR expected to grow from $5B in 2006 to $9B in 2010

The three leading CESR vendors are Cisco, Alcatel and Juniper

Cisco and Juniper are EZchip’s customers

105 employees in total, 80 in R&D based in Israel

Sales offices in Boston and San Jose

EZchip develops NPUs

Programmable processors designed to process data, voice and
video (triple play) communications at high speed

Like Pentium processors in PCs, NPUs will eventually be found in all switches and routers, replacing in-house designs

NPUs combine:

The speed advantages of hard wired silicon chips with;

The intelligence and flexibility of programmable microprocessors

Used in several applications through different programming

EZchip’s NPUs lead through flexibility and strong integration

PC

Switches & Routers

NPU

CPU

Network Processors (NPUs)

Serving High Growth Market

Source: Infonetics-1H07 Metro Ethernet Equipment Market Forecast

EZchip’s target market is Carrier Ethernet Switches and Routers (CESR)

Most CESR products today are based on in house chips

CESR vendors are replacing in house chips with NPUs

$5.0

$6.5

$7.5

$8.4

$9.1

2005A

2006A

2007F

2008F

2009F

2010F

CESR (Carrier Ethernet Switches & Routers)

$2.1

Network Processors in CESR

“The greatest potential long-term growth for Network Processors comes from the emerging metro-Ethernet market. Infonetics
Research refers to this segment as carrier Ethernet switches and routers (CESR).”

Bob Wheeler & Linley Gwennap
A Guide to Metro NPUs
December 2006

NPU Market Opportunity

NPU silicon market estimated at $750 million in 2008-9
(includes NPUs and in-house chips)

High-speed NPUs (such as EZchip products) to account for
>30% of NP silicon market by 2008-9

EZchip’s two tier-1 CESR customers expected to gain
over 50% market share by 2008-9

CESR Market Long-Term Growth =
Driver for Network Processors

System Companies Replacing
In-House Chips with NPUs

Source: The Linley Group, A Guide to Metro NPUs, December 2006

EZCHIP TECHNOLOGIES

INFONETICS RESEARCH

LIGHT READING

LANOPTICS

“After a year of getting beaten up about it, Juniper Networks Inc. is finally releasing its first-ever Ethernet box, submitting a direct challenge against the hot hand of Alcatel and the industry-topping market share of Cisco Systems Inc.”

Craig Matsumoto, Senior Editor
Light Reading
October 2006

Michael Howard,
Principal Analyst & Co-Founder,
Infonetics Research
May 2006

“Cisco maintains its #1 position in the Carrier Ethernet Switch and

Router market, Alcatel is second. In the overall service provide router and Switch market, Cisco is #1 for revenue, Juniper is #2.”

The Main CESR Players

EZchip in CESR

Cisco and Juniper, two of the three leading tier-1 CESR vendors building several CESR platforms based on EZchip chips

Juniper – started production on NP-2 in Q3 2006

Started to ship additional NP-2 based products in Q1 2007

Expected to roll-out additional NP-2,3 based products during 2007/8

In a very early stage of production ramp up

Cisco – selected NP-3 for several platforms

Received samples of a special NP-3 version that was jointly
developed with Marvell

Expected to start volume shipments during 2008

Each successful CESR platform from a leading tier-1 vendor
can potentially generate sales of tens of thousands chips annually

NP-4

NP-2 and NP-3

NP-1

Line Card in a Switch/Router

Search
Engines

NPU

Traffic
Managers

Ethernet
MACs

Ethernet
PHYs

FIC

Fabric

Interface

Chip

Roadmap

NP-1: 10-Gigabit NPU for services cards (shipping since Q3/06)

NP-2: 20-Gigabit NPU for 10-40 Gigabit line cards (shipping since Q3/06)

NP-3: 30-Gigabit NPU for 10-40 Gigabit line cards & pizza boxes (sampled)

NP-4: 100-Gigabit NPU for 40, 80 & 100 Gigabit line cards (sampling 2008)

NP-1 vs. NP-2,3,4 Opportunity

Up to 16 Line Cards

1 Services Card

NP-1 opportunity:

1 chip on a services card

1-2 services cards per box

Up to 2 chips per box

NP-2 costs ½ as much as NP-1 with up to 16X per box revenue potential

NP-2,3,4 opportunity:

1-4 chips on a line card

Up to 16 line cards per box

Up to 64 chips per box

References

“Of the 10Gbps vendors, EZchip is best positioned to capture future market share...The NP-2 has captured design wins in strategic platforms at Tier One OEMs. In our view, it is only a matter of time until these designs propel EZchip to profitability.”

Bob Wheeler & Linley Gwennap
A Guide to Metro NPUs
December 2006

“Signs are that EZchip is entrenching itself in nearly all the major box companies are accumulating.”

Charlie Burger,
Senior Technology Analyst,
Gilder Technology Report
June 2006

Growth in Design Wins

115 design wins in total at the end of Q2/07

78 designs wins in development; 75 for NP-2/3 and 3 for NP-1

37 design wins in production; 20 for NP-1 and 17 for NP-2

EZchip Design Wins & NPU Production

4

7

9

45

35

30

92

75

81

66

57

49

39

98

104

109

115

37

32

21

17

14

14

27

19

11

12

15

Q1/04

Q2/04

Q3/04

Q4/04

Q1/05

Q2/05

Q3/05

Q4/05

Q1/06

Q2/06

Q3/06

Q4/06

Q1/07

Q2/07

Total Design Wins

Products in Production

EZchip Technologies

Juniper Networks
Cisco
Ericsson
tellabs

Nokia Siemens Networks
Nortel
ciena
Huawei Technologies
ZTE中兴

H3C
RAD data communications
Motorola
ARRIS
eci
BATM Telco Systems

sandvine
Crossbeam Systems
Verint
Corrigent Systems

Lockheed Martin
Zeugma Systems
World Wide Packets
Tejas Networks

ETRI
Actelis
Furukawa
OKI
Anritsu
WiChorus

PaloAlto Networks
Xsigo Systems
Crescendo
Ethos
Polaris Networks
LanOptics

Partial List of Design Wins

Israeli Government

Strong Revenue Growth ($K)

69% CAGR
2003-06

1,746

4,747

5,851

8,467

2003

2004

2005

2006

Accelerated Growth ($K)

NP-2 launched in Q3 2006; generating strong ramp up in orders and sales

192% Q2/07
YoY Growth

1,577

2,074

3,382

3,905

4,608

Q2/06

Q3/06

Q4/06

Q1/07

Q2/07

Financial Data

$2.0M

$0.4M

$0.2M

Operating Loss

$0.3M

$2.7M

58.9%

$3.9M

Q1/07

$1.9M

$2.9M

54.0%

$1.6M

Q2/06

$0.1M

$2.9M

59.0%

$4.6M

Q2/07

Opex

Net Loss

Gross margin

Revenues

Balance Sheet

Cash ~$16.3M (June 30, 2007), no change from Q1

Debt ~$4M

P&L (NON-GAAP) ($MM)

Summary

High growth CESR market driving demand for high speed NPUs

Increasing trend for CESR vendors to use third party NPUs

CESR vendors Cisco and Juniper are EZchip’s customers

115 design wins in total, many from Tier-1 vendors

Strong sales ramp up expected in 2007-2009 with NP-2 and NP-3

Strong roadmap to 40, 80 & 100-Gigabit Ethernet with NP-4

Substantial upside by leveraging current gross margin levels with steady Opex

System design

can be hard

or

EZ